MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

PENNSYLVANIA MUNICIPAL BOND FUND

SERIES #4

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
8/3/2005	Pennsylvania Higher Ed 5% 7/15/38	1,000,000	141,620,000	Morgan Stanley Goldman Sachs Bear Stearns Lehman Brothers Merrill Lynch JP Morgan PNC Capital Markets
12/12/2005	Puerto Rico Municipal Finance Agency 5.25% 8/1/25	1,000,000	730,835,000	Citigroup Goldman Sachs JP Morgan Lehman Brothers Merrill Lynch Raymond James Wachovia Bank